                                     Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Expands Credit Facility to $500 Million

CLEVELAND, Ohio - July 8, 2013 - Forest City Enterprises, Inc. (NYSE:FCEA and FCEB) ) today announced that it has exercised the accordion feature of its existing revolving credit agreement and increased the total size of the facility to $500 million. The expansion reflects the addition of Citibank N.A. to the bank group, as well as increased commitments from KeyBank National Association and PNC Bank, National Association, both of which were already part of the facility.

“This expansion of our credit facility will give us additional flexibility in operating our business,” said David J. LaRue, Forest City president and chief executive officer. “It also reflects the continuing confidence of our bank group in the company and its strategic direction. We are grateful for their continued support and commitment.”

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.